Dated [•] November 2006

AIB INTERNATIONAL FINANCIAL SERVICES LIMITED

AND

GENESIS LEASE LIMITED

CORPORATE SERVICES AGREEMENT

26.	Entire Agreement	15
27.	Waivers and Indulgences	15
28.	Confidentiality	15
29.	Data Protection	16
30.	No Restrictions	16
31.	Counterparts	16
32.	Governing Law and Jurisdiction	16

THIS AGREEMENT is made on [•] November 2006

BETWEEN

AIB INTERNATIONAL FINANCIAL SERVICES LIMITED having its registered office at AIB International Centre, International Financial Services Centre, Dublin 1 (“AIBIFS”);

and

GENESIS LEASE LIMITED having its registered office at [•] (the “Company”).

RECITALS

A.	AIBIFS carries on the business of (inter alia) providing accounting and administration services.
B.

The Company has been incorporated as a Bermuda exempted company under laws of Bermuda on 17 July 2006 for the purposes of (inter alia) acquiring and leasing commercial jet aircraft and other aviation assets (the “Company’s Business”).

C.

AIBIFS has agreed to provide to the Company certain administrative, accounting and back-office services as more particularly set out in this Agreement and subject to the terms and conditions set forth in this Agreement.

IT IS AGREED as follows:

1.	Definitions
1.1	In this Agreement (including the Recitals) unless provided to the contrary,

“Agreement”	means this Agreement;
“AIB”	means Allied Irish Banks, p.l.c.;
“Anniversary”	means an anniversary of the First Payment Date;
“Annual Review”	has the meaning given to it in Clause 10.2
the “Board”	means the board of directors of the Company;
“Business Day”	means a day (other than a Saturday, Sunday or a public holiday) on which commercial banks are open for the transaction of business in Dublin and New York;
“Commencement Date”	[subject to agreement between the parties hereto, but no later than 31 December 2006];

“Companies Acts”	means the Companies Acts 1963 to 2005;
“Consumer Price Index”	means the Consumer Price Index as published by the Central Statistics Office or any successor entity thereto;
“Company Quarter End”	means each of 31 March, 30 June and 30 September
“Company Year End”	means 31 December;
“Daily Service Fee”	has the meaning given to it in Clause 9.2
“Establishment Fee”	has the meaning given to it in Clause 9.1;
“Event of Default”	has the meaning given to it in Clause 16;
“First Payment Date”	has the meaning given to it in Clause 9.3;
“€” or “Euro”

means the currency introduced at the third stage of European Economic and Monetary Union pursuant to the Treaty establishing the European Communities, as amended by the Treaty on European Union, and the smallest subdivision of which shall be one hundredth of a euro or a “cent”;

“Group”	means in respect of any party: (a) that party; (b) any Holding Company of that party; and (c) any other Subsidiary of: (i) that party; or (ii) any Holding Company of that party;
“GLL Corporate Services Agreements”

means this Agreement and any other agreement entered into on the date hereof between AIBIFS and the Company in respect of the provision of administrative, accounting and/or back office services to the Company in respect of itself or any of its subsidiaries;

“Holding Company”	means a holding company within the meaning of Section 155;
“NYSE”	means the New York Stock Exchange;

“Operating Procedures Manual”	has the meaning given to it under Clause 4;
“parties”	means the parties to this Agreement;
“Quarterly Payments”	has the meaning given to it in Clause 9.2;
“Relevant Percentage”	means at any time the percentage rate which is equal to the increase or decrease (if any) in the Consumer Price Index in the previous year;
“SEC”	means the United States Securities and Exchange Commission;
“Section 155”	means Section 155 of the Companies Act 1963 (as amended);
“Services”	means the services provided or to be provided by AIBIFS as set out in Clause 3.1;
“Service Fee”	has the meaning given to it in Clause 9.1;
“Subsidiary”	means a subsidiary within the meaning of Section 155; and
“Total Service Fees”	means all Service Fees payable by the Company to AIBIFS under the GLL Corporate Services Agreements;
“VAT”	means any value added or other sales or service tax.
1.2	The headings in this Agreement are inserted for convenience only and are to be ignored in construing its provisions.
1.3	Unless the context otherwise requires, words denoting the singular number only shall include the plural and vice versa.
1.4	The words “written” and “in writing” include any means of visual reproduction.
1.5	Any reference to a Clause or Schedule is to be construed as a reference to a Clause of or Schedule to this Agreement.
1.6	Except as otherwise specifically provided the words “hereof”, “hereunder”, “herein” and other words of similar import refer to this Agreement as a whole and not to any particular part of it.
1.7

Words and expressions defined in the recitals hereto and which are used in the operative part of this Agreement shall have the same meanings in the operative part of this Agreement as they have in the said recitals.

1.8

References in this Agreement to any statute, regulation, agreement or instrument are to be construed as references to such statute, regulation, agreement or instrument as it may from time to time be varied, amended, supplemented or substituted.

2.	Appointment of AIBIFS

The Company hereby appoints AIBIFS to provide the Services with effect from the Commencement Date.

3.	Services
3.1	AIBIFS shall, subject to the other provisions of this Agreement, provide the following services in connection with the Company’s Business:
(a)

subject to Clauses 3.8 and 3.9, assist the Company to establish books of account in compliance with US GAAP and the rules and regulations promulgated by the SEC under the US Securities Act of 1933 and the US Securities Exchange Act of 1934 and, subject to the timely delivery to AIBIFS of clear and comprehensive information thereof, record in such books the transactions of the Company;

(b)

subject to Clause 3.8, prepare monthly management accounts under US GAAP accounting rules for review by the Board in such form as may be agreed between the parties from time to time for delivery within 10 Business Days of the end of the period to which such accounts relate, subject to AIBIFS having been supplied in good time with all necessary data, materials, information and explanations for the preparation of such accounts.

(c)

subject to Clause 3.8, prepare unaudited quarterly consolidated accounts of the Company under US GAAP accounting rules for review by the Board and the Company’s independent auditor in such form as may be agreed between the parties within 20 Business Days of the Company Quarter End, subject to AIBIFS having been supplied in good time with all necessary data, materials, information and explanations for the preparation of such accounts;

(d)

subject to Clause 3.8, prepare unaudited annual consolidated accounts of the Company under US GAAP accounting rules for review by the Board and the Company’s independent auditor for audit purposes in such form as may be agreed between the parties within 30 Business Days of the Company Year End, subject to AIBIFS having been supplied in good time with all necessary data, materials, information and explanations for the preparation of such accounts;

(e)	provide the auditors of the Company with all assistance and information reasonably requested by them, subject to the information being in AIBIFS’s possession;
(f)

subject to Clauses 3.8 and 3.9, compile, with the assistance of the Company, the quarterly and annual earnings releases containing financial information and reports required by the US Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder by the SEC and the NYSE or otherwise as agreed between the parties hereto, it being understood that it is the responsibility of the Company to define, review and approve such reports for their completeness and accuracy and subject to AIBIFS having been supplied in good time with all necessary data, materials, information and explanations for the preparation of such reports;

(g)

instruct, on behalf of the Company, the taxation advisers of the Company to prepare annually the corporation tax computation and return together with the ongoing periodic Irish VAT returns of the Company, to provide such tax advisers with all information reasonably required by them and in AIBIFS’s possession and following the signing of such return by an appropriate officer of the Company to submit them to the Revenue Commissioners;

(h)

assist in the opening of such bank account(s) of the Company as the Board shall, by resolution or other due process, approve for the purpose of the Company Business and monitor and reconcile such accounts on an agreed basis;

(i)	assist in administering and settling the Company’s transactions on any account referred to in Clause 3.1(h), as may be agreed between the parties from time to time;
(j)	assist in arranging meetings of the Board in Ireland as requested by the Company, including assistance with the preparation of Board papers and if in attendance, the drafting of minutes;
(k)

attend the annual general meeting of the shareholders of the Company in Ireland. For the avoidance of doubt AIBIFS will not be required to assist in (a) arranging, (b) preparing papers for or (c) drafting minutes for meetings of the shareholders;

(l)	attend and participate at audit committee meetings of the Company in Ireland, as requested and agreed between the parties from time to time;
(m)

subject to receipt by AIBIFS of all appropriate information and advice from the Company’s tax advisers as required, administer a payroll system in relation to the remuneration payable to the Company’s employees in Ireland, including assisting the Company with the administration resulting from any share reward schemes;

(n)

prepare a report in a form to be agreed between the parties on the Company’s compliance with the financial covenants in the credit facility or other agreements to which the Company is subject, it being understood that it is the responsibility of the Company to define such financial covenants and to review such reports for their completeness and accuracy and to supply AIBIFS in good time with all necessary data, materials, information and explanations;

(o)	generally assist in an administrative capacity in any matter ancillary to the foregoing services as may be reasonably requested by the Company and agreed between the parties.

3.2	For the avoidance of doubt and without limitation to the generality of this Agreement, it is hereby agreed and acknowledged that nothing in this Agreement shall require AIBIFS to provide any:
(a)	services other than the Services;
(b)	any services in respect of the activities of any entity other than the Company; or
(c)	financial or other support to the Company, whether to prevent the liquidation or insolvency of the Company or otherwise.
3.3

AIBIFS shall be entitled to delegate the performance of the Services to third parties provided however that AIBIFS shall remain primarily liable for the performance of the Services in accordance with the provisions of the Agreement and provided further that AIBIFS shall obtain prior written consent (such consent not to be unreasonably withheld) from the Company with respect to the delegation of any obligations or tasks which are materially significant to the overall performance of the Services under this Agreement.

3.4

It is expressly agreed that the duties of AIBIFS hereunder are purely administrative in character and that AIBIFS shall not be required or expected to perform the functions normally performed by executive directors or employed management. Notwithstanding the appointment of AIBIFS to perform the Services, the Company shall remain responsible for all matters and decisions related to the Company’s Business and the assets and liabilities of the Company.

3.5

AIBIFS shall at all times in performing the Services use such reasonable care, skill and diligence as is required by Irish law and is consistent with customary commercial practice for the provision of services similar to the Services.

3.6

In performing the Services AIBIFS shall be entitled to (a) request instructions from the Company and (b) to reasonably rely upon instructions (whether or not requested) and upon notices, reports or other communications made by any party providing services to the Company and shall not be responsible for the accuracy or completeness of any such notices, reports or other communications.

3.7

AIBIFS may reasonably rely on the advice of any law firm, accounting firm, risk management adviser, tax adviser or other professional adviser appointed by the Company and any such adviser appointed in good faith by AIBIFS with the Company’s prior written consent and shall not be liable for any claim by the Company to the extent that it was acting in good faith upon the advice of any such persons.

3.8

With respect to any Services which require the maintenance and/or preparation of accounts (including monthly, quarterly and annual accounts) in accordance with US GAAP accounting rules, AIBIFS shall rely on directions from the Board, the Company’s management and/or the Company’s advisors from time to time in relation to the accounting policies in accordance with US GAAP to be adopted by the Company. For the avoidance of doubt, the Company acknowledges and agrees that AIBIFS will not audit the accounts of the Company or in any way certify the accounts of the Company as being in compliance with any rule, regulation, law, practice or accounting standard and further acknowledges and agrees that the Company and its auditors will be responsible for such matters.

3.9

The Company acknowledges that AIBIFS have no expertise in relation to interpretation or application of the U.S. Securities Act of 1933, as amended, and the U.S. Securities Exchange Act of 1934, as amended (collectively, “U.S. Securities Laws”), or the rules and regulations promulgated by the SEC and the NYSE. AIBIFS agrees to use reasonable best efforts to perform the Services hereunder in accordance with the Company’s accounting policies and procedures, U.S. Securities Laws and the rules and regulations promulgated by the SEC and the NYSE, in each case as directed by the Company. Notwithstanding the foregoing the Company acknowledges and agrees that nothing in this Agreement will require AIBIFS to advise the Company on matters relating to the interpretation or application of, or compliance by the Company with, US Securities law or the rules and regulations promulgated by the SEC or NYSE. The Company agrees to provide or to cause to be provided to AIBIFS the Company’s accounting policies and procedures and interpretations thereof and directions as to the application of U.S. Securities Laws (including any amendments thereto) and the rules and regulations promulgated by the SEC and the NYSE to the extent necessary for AIBIFS to perform the Services hereunder.

4.	Operating Procedures Manual
4.1

Without prejudice to the provisions of Clause 3.2 and Clause 14.1 the parties acknowledge that an operating procedures manual (the “Operating Procedures Manual”) shall be developed and agreed for the purpose of illustrating how the Services will be performed by AIBIFS. The Operating Procedures Manual may be amended from time-to-time by the parties by agreement.

4.2

The contents of the Operating Procedures Manual shall not constitute a legally binding arrangement between the parties. For the avoidance of doubt, if there is any conflict between the provisions of this Agreement and the contents of the Operating Procedures Manual, the provisions of this Agreement shall prevail.

5.	Monies

AIBIFS shall account for and promptly pay over to a bank account nominated by the Company any sums received by AIBIFS on behalf of the Company.

6.	Anti-Money Laundering Measures

Each party shall comply with any obligations imposed on it from time to time by the provisions of any applicable law and regulation having the purpose of preventing money laundering. In particular, and without prejudice to the generality of this Clause, the Company shall cooperate promptly and fully with any steps taken by AIBIFS to identify the members of the Board, the shareholders and the ultimate economic beneficiaries of the Company.

7.	Covenants

The Company hereby covenants with AIBIFS:

(a)	that during the continuance of this Agreement it shall not carry on any business other than the Company’s Business; and
(b)

promptly to supply, and to procure that all third party service providers to the Company shall supply, to AIBIFS all such information as is necessary for AIBIFS to perform the Services under the provisions of Clause 3.1.

8.	Representations and Warranties
8.1	AIBIFS represents and warrants to the Company that:
(a)

it is a company duly incorporated and validly existing under the laws of Ireland with power to enter into this Agreement and to exercise its rights and perform its obligations hereunder and all corporate or other action required to authorise the execution of this Agreement by it and the performance by it of its obligations hereunder has been duly taken;

(b)

it has not taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against it for its bankruptcy, reorganisation, arrangement, insolvency, winding-up, liquidation, composition, dissolution, re-organisation or any similar proceedings or for the appointment of a liquidator, receiver, administrator, examiner, trustee or similar officer over it or over any or all of its assets or revenues; and

(c)

the obligations expressed to be assumed by it in this Agreement are legal and valid obligations binding on it in accordance with the terms of this Agreement subject, as to enforceability, to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditor’s rights and to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or law).

8.2	The Company represents and warrants to AIBIFS that:
(a)

it is a Bermuda exempted company duly incorporated and validly existing under the laws of Bermuda with power to enter into this Agreement and to exercise its rights and perform its obligations hereunder and all corporate or other action required to authorise the execution of this Agreement by it and the performance by it of its obligations hereunder has been duly taken;

(b)

it has not taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against it for its bankruptcy, reorganisation, arrangement, insolvency, winding up, liquidation, composition, dissolution, re-organisation or any similar proceedings or for the appointment of a liquidator, receiver, administrator, examiner, trustee or similar officer over it or over any or all of its assets or revenues; and

(c)

the obligations expressed to be assumed by it in this Agreement are legal and valid obligations binding on it in accordance with the terms of this Agreement subject, as to enforceability, to applicable bankruptcy, reorganisation, insolvency, moratorium or similar laws affecting creditor’s rights and to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or law).

8.3

The Company acknowledges that it has not relied on any statements, opinions, forecasts or other representations made by or on behalf of AIBIFS or any member of AIBIFS’ Group in deciding to carry on the Company’s Business or to enter or not enter into this or any other contract.

9.	Fees
9.1	The Company shall pay the following fees to AIBIFS as consideration for the appointment of AIBIFS under Clause 2 and the provision by AIBIFS of the Services:
(a)	an establishment fee (the “Establishment Fee”) equal to €30,000 (exclusive of Value Added Tax), payable on the date hereof ; and
(b)	subject to Clause 10, an annual service fee (the “Service Fee”) equal to €225,000 (exclusive of Value Added Tax).
9.2

The Service Fee shall be deemed to accrue from day to day on the basis of a 365-day year (the daily portion of the Service Fee herein referred to as the “Daily Service Fee”) and shall be payable by way of quarterly payments in advance which, subject to any increases under the terms of this Agreement, are equal to €56,250 (the “Quarterly Payments”).

9.3

The first Quarterly Payment shall be paid on the first day of the calendar quarter following the Commencement Date (the “First Payment Date”) and each subsequent Quarterly Payment shall be paid on the first day of each subsequent calendar quarter. In addition, on the Commencement Date the Company shall also pay AIBIFS an amount equal to the Daily Service Fee multiplied by the number of days from, and including, the Commencement Date up to, but excluding, the First Payment Date.

9.4	Subject to Clause 17.2, the Service Fee shall be payable proportionately for any portion of a quarter in which this Agreement terminates or is terminated.
9.5

All amounts payable by the Company to AIBIFS (including but not limited to the Establishment Fee and the Service Fee) shall be paid gross without any deduction or withholding (whether in respect of set-off, counterclaim, duties, taxes, charges, levies or otherwise howsoever) unless the Company is prohibited by law from doing so in which event the Company shall forthwith pay to AIBIFS such additional amount as will ensure that the net amount received by AIBIFS will equal the full amount which would have been received and retained by it had no such deduction or withholding been made.

9.6	The Establishment Fee and Service Fee are exclusive of Value Added Tax which, if any, will be for the account of and paid by the Company.
10.	Activity Levels and Annual Reviews
10.1	The Company acknowledges that the Service Fee has been agreed on the basis of the anticipated activity levels of the Company and the expected volume of Services required to be rendered by AIBIFS to the Company, as represented to AIBIFS prior to the execution of this Agreement by or on behalf of the Company or those persons engaged in structuring, documenting and completing the transactions then proposed to comprise the Company’s Business.

10.2

The parties shall conduct an annual review of the activity levels of the Company (the “Annual Review”) with a view to agreeing an increase or decrease in the Service Fee if, at any time, the actual volume of Services required to be rendered is materially different from the volume as so represented (or, as the case may be, any increased or decreased volume in respect of which an increased or decreased Service Fee was previously agreed pursuant to this Clause 10.2) or if non-compliance with Clause 7(b) results in a material change in the volume of Services to be rendered by AIBIFS.

10.3

Any increase or decrease in the Service Fee pursuant to Clause 10.2 shall take effect on each Anniversary in each year in which such increase or decrease is agreed regardless of whether the Annual Review is not completed until after such Anniversary.

10.4

Without prejudice to any increase or decrease agreed pursuant to Clause 10.2, on each Anniversary the Service Fee shall be increased or decreased by an amount equal to the Relevant Percentage of the Service Fee payable immediately prior to such Anniversary.

11.	Legal Costs
11.1

The legal costs and expenses incurred by AIBIFS in connection with the drafting, negotiation and execution of this Agreement and any other related documentation between the Company and AIBIFS shall be payable on the date hereof and shall be for the account of both the Company and AIBIFS on such terms as the parties have agreed separately.

11.2	The Company shall be responsible for the costs and expenses incurred by it in connection with the drafting, negotiating and execution of this Agreement and other related documentation.
12.	Other Costs
12.1

The Company shall be responsible for all costs and expenses incurred by AIBIFS in attending the Company’s shareholders’ meetings, meetings of the Board, and the audit committee meetings in the course of providing the Services under this Agreement and such costs and expenses shall be payable on demand.

13.	Liabilities of the Company

AIBIFS shall not assume, nor shall it be obliged to discharge, any liability of the Company, and nothing contained in this Agreement shall be construed so as to imply that AIBIFS and/or the Company intended any such assumption. Without prejudice to the foregoing, if AIBIFS settles any expense of the Company, it shall be entitled to reimbursement on demand.

14.	Liability of AIBIFS
14.1

The obligations of AIBIFS hereunder are limited to those matters that are expressly the responsibility of AIBIFS in accordance with the terms of this Agreement and no covenant or obligation shall be implied in this Agreement against AIBIFS.

14.2

Subject to Clause 14.3, AIBIFS shall only be liable for any loss, damage, cost or expense sustained by the Company to the extent that it results directly from a material breach of its duties hereunder or from fraud, gross negligence or wilful misconduct on the part of AIBIFS, its employees or agents in the performance by AIBIFS of its obligations under this Agreement.

14.3

The Company agrees that the aggregate liability of AIBIFS under the GLL Corporate Services Agreements in any calendar year shall (save to the extent that it arises from fraud) at no time exceed the Total Service Fees payable to AIBIFS by the Company in such calendar year.

14.4	Gross negligence for the purposes of Clause 14.2 shall be determined by reference to Clause 3.5.
14.5

Notwithstanding the provisions of Clause 14.2, AIBIFS, shall not, save in the case of fraud, be liable in respect of any third party, indirect or consequential loss sustained or claimed to have been sustained by the Company.

15.	Indemnity by the Company
15.1

The Company hereby agrees to indemnify AIBIFS and to defend and hold AIBIFS harmless against all losses, liabilities, claims, charges, expenses, deductions, duties and taxes, including any reasonable legal fees and disbursements, (each referred to as a “Loss”) arising directly or indirectly:

(a)	from any act which AIBIFS or any agent of AIBIFS performs or permits in relation to or pursuant to this Agreement;
(b)	in respect of the performance of the Services by AIBIFS; and
(c)	from AIBIFS’ reliance or action on any information (in whatever form) provided by the Company or any of its legal or other advisers in connection with this Agreement;

except where such Loss arises directly as a result of a material breach of AIBIFS’ duties hereunder or from fraud, gross negligence or wilful misconduct on the part of AIBIFS, its employees or agents.

16.	Events of Default

The occurrence of any of the following in respect of a party shall be an Event of Default with respect to it:

(a)	if it breaches the terms of this Agreement and does not cure such breach within 5 days from the date on which it is notified, or becomes aware, of such breach or if any representation or warranty made herein by it becomes untrue or inaccurate in any material respect;

(b)

save in the case of a reconstruction approved in writing by the other party, if an order is made (under any law applicable to such party) relating to, or an effective resolution is passed for its, bankruptcy, insolvency, receivership, winding up, liquidation or examination or if it is for any other reason dissolved or otherwise ceases to exist;

(c)	if an encumbrancer takes possession of, or a receiver or administrator is appointed over, any of its assets;
(d)	if it becomes insolvent or enters into an arrangement or composition with its creditors;
(e)	if any final order of distress, execution, sequestration or other process is levied or enforced upon or against its property and is not discharged within seven days;
(f)	if it is unable or deemed to be unable to pay its debts as they fall due;
(g)	if anything analogous to any of the foregoing events occurs in respect of it in any applicable jurisdiction;
(h)	in the case of AIBIFS only, it ceases to be a Subsidiary of AIB; or
(i)	if it ceases to carry on the whole or a substantial part of its businesses.
17.	Termination
17.1	AIBIFS’ appointment hereunder may be terminated by either party on the giving of not less than:
(a)	15 days’ written notice to the other party immediately on the occurrence of an Event of Default (except for an Event of Default pursuant to Clause 16(d) or (f)) in relation to the other party);
(b)	45 days’ written notice to the other party immediately on the occurrence of an Event of Default pursuant to Clause 16(d) or (f) in relation to the other party;
(c)

15 days’ written notice to the other party if in the reasonable opinion of such party any applicable law, regulation, order or official directive makes it unlawful for such party to continue its relationship as hereby contemplated; or

(d)	(at any time after the first Anniversary) 180 days’ written notice to the other party at any time.
17.2

Upon the termination of this Agreement, the Company shall pay to AIBIFS any amount due and outstanding in respect of the Establishment Fee and the Service Fees calculated up to the date of such termination and AIBIFS shall refund to the Company any Service Fees paid by the Company in advance insofar as they relate to any period after termination.

17.3	Any termination of this Agreement pursuant to this Clause shall be without prejudice to any previously accrued rights or obligations of either party.
18.	Force Majeure
18.1

Neither party shall be liable to the other in respect of delay in performing or inability to perform its obligations hereunder if the same is due to an event beyond the reasonable control of such party, including, without limitation, an act of God or public enemy, war, insurrection, terrorism or riot, fire, flood, explosion, earthquake, accident, epidemic or quarantine restriction, act of Government or of any Governmental agency, strike, labour trouble causing cessation, slow down or interruption of work (“Force Majeure Event”) PROVIDED that such party shall have taken reasonable steps to enable it to avoid delay in or discontinuance of such performance by procuring alternative facilities (if available) or taking other appropriate steps.

18.2

AIBIFS’ appointment hereunder may be terminated by either party on the giving of 15 days written notice on the occurrence of a Force Majeure Event PROVIDED that AIBIFS has failed to procure alternative facilities for the performance of the Services.

19.	Payments
19.1	All payments to be made to AIBIFS shall be paid to such account in Dublin as AIBIFS shall from time to time notify in writing.
19.2

If for the purposes of obtaining judgment in any Court it is necessary to convert a sum due hereunder in one currency (in this paragraph called “the first currency”) into another currency (in this paragraph called “the second currency”) the rate of exchange which shall be applied shall be that at which AIBIFS in accordance with normal banking procedures could purchase the first currency with the second currency on the Business Day next preceding that on which final judgment is given and the obligation of the Company in respect of any such sum due from it hereunder shall notwithstanding any judgment in the second currency be discharged only to the extent that on the Business Day following receipt by AIBIFS of any sum adjudged to be due hereunder in the second currency AIBIFS may in accordance with normal banking procedures purchase the first currency with the second currency and if the first currency so purchased falls short of the first currency sum originally due to AIBIFS, the Company agrees that it shall as a separate obligation and notwithstanding any such judgment indemnify AIBIFS against such shortfall.

19.3

If any sum of money is required to be paid or any act or thing falls to be performed hereunder on a date (the “Stipulated Date”) which is not a Business Day the same shall be paid or performed instead upon the first Business Day next following thereafter unless such day falls in the calendar month succeeding that in which the Stipulated Date falls, in which case such sum shall be paid or such act or thing shall be performed upon the last Business Day preceding the Stipulated Date.

20.	Assignment

Neither party hereto shall be entitled to assign this Agreement or any part of its rights and obligations hereunder without the prior consent in writing of the other party.

21.	Relationship of Parties

Nothing contained in this Agreement is intended to or shall constitute a partnership, association, joint venture or other such relationship between AIBIFS and the Company.

22.	Future Agreements
22.1

The Company may, from time to time, in its sole discretion, request AIBIFS to enter into additional corporate services agreements (“Additional Agreements”) with respect to the provision by AIBIFS of administrative services to subsidiaries of the Company upon terms to be mutually agreed between the parties.

23.	Amendment

Neither party shall be entitled to rely on any change in any provision of this Agreement unless it has been effected in writing and duly executed by or on behalf of each of the parties.

24.	Notices

Every notice or demand to be given or made under this Agreement shall be in writing and shall be expressed to be a notice or demand hereunder and shall be deemed duly given or made:

(a)	upon being left on a Business Day at:
(i)	the address set out below of the party to whom it is being given, or
(ii)	such other address as such party shall have previously communicated by notice to the other, or
(b)	four Business Days after posting by prepaid registered post to:
(i)	the address set out below of the party to whom it is being posted; or
(ii)	such other address as such party shall have previously communicated by notice to the other; or
(c)	if transmitted on a Business Day by facsimile to the correct facsimile number of the party to whom it is being transmitted, upon transmission thereof.

PROVIDED that, in the case of (a) and (c) above, if the date on which it is so left or transmitted is not a Business Day, it shall be deemed given or made on the next following Business Day.

The addresses for service on the parties are:

AIBIFS:
	Address:	AIB International Centre
International Financial Services Centre
Dublin 1

	Attention:	Managing Director

	Facsimile Number:	+ 353 1 874 3050

The Company:
Address:

	Attention:	Chief Executive Officer
Facsimile Number:
25.	Illegality and Severability

If at any time any provision of this Agreement becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions of this Agreement nor the legality, validity or enforceability of such provision under the laws of any other jurisdiction shall be in any way affected or impaired thereby.

26.	Entire Agreement

This Agreement embodies the entire contractual understanding between the parties and supersedes all previous statements, representations and agreements between the parties relating to the subject matter of this Agreement.

27.	Waivers and Indulgences

No delay or omission on the part of either party in exercising any right, power or remedy under this Agreement shall impair such right, power or remedy or be construed as a waiver thereof nor shall any single or partial exercise of any such right, power or remedy preclude any further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies herein provided are cumulative and not exclusive of any rights, powers and remedies provided by law.

28.	Confidentiality
28.1

Each party shall not, and shall use its reasonable endeavours to procure that its employees shall not, disclose, save with the prior written consent of the other party, any information relating to the business or operations of that other party acquired by it in the course of providing or receiving the Services, as the case may be, and which was not already in the public domain, to any person not a party hereto other than:

(a)

on a confidential basis to relevant employees, servants, agents, professional advisers (including its auditors) or any other company which is, in the case of AIBIFS, a member of its Group or, in the case of the Company, is its wholly owned subsidiary; or

(b)	following notice to the other party, to any governmental or other regulatory authority or otherwise as required by law or applicable regulations.
28.2

The provisions of this Clause shall, without limit in point of time, continue to apply after the termination of this Agreement but shall cease to apply to information or knowledge which at any relevant time has entered into the public domain, otherwise than as a result of a breach by AIBIFS or the Company of any of their respective obligations under this Agreement.

28.3

Where information or data is transferred by e-mail in pursuance of any provision of this Agreement the transmitting party shall not be required to cause or procure the encryption of such information or data or the integrity of the transmission (other than the correct addressing thereof) and any discovery by a third party of the contents thereof or of any part thereof shall not be a breach of the above confidentiality provisions.

29.	Data Protection

Each party undertakes to comply with the provisions of the Data Protection Acts 1988 and 2003, in relation to any data stored by it in the course of and in connection with the performance or exercise by it of its obligations or rights under this Agreement.

30.	No Restrictions

Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of AIBIFS or any director, officer, employee or partner of any member of its Group to engage in any other business or to devote his time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, nor to limit or restrict the right of AIBIFS or any member of its Group to engage in any other business or to render services of any kind to any other corporation, firm, individual or association.

31.	Counterparts

This Agreement may be executed in any number of counterparts and by the different parties on separate counterparts, each of which, when executed and delivered, shall constitute an original but all the counterparts shall together constitute but one and the same instrument.

32.	Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of Ireland and each of the parties irrevocably agrees that the courts of Ireland are to have jurisdiction to hear disputes which may arise out of or in connection with any action, suit or proceeding in connection with this Agreement which may be brought in such courts.

IN WITNESS whereof the parties hereto have executed this Agreement the day and year first herein written.

Signed by [•]

on behalf of

AIB INTERNATIONAL

FINANCIAL SERVICES LIMITED

Signed by John McMahon

on behalf of

GENESIS LEASE LIMITED